Exhibit 10.2

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND CONDITIONAL WAIVER (this “Amendment”) is made as of the 8th day of August, 2016, by and between XPRESSPA HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”) and ROCKMORE INVESTMENT MASTER FUND LTD. (the “Lender”).

WHEREAS, the Borrower and the Lender are parties to that certain Credit Agreement dated April 22, 2015, as amended or modified through the date hereof (the “Credit Agreement”), whereby the Lender agreed to provide credit facilities to Borrower, as defined therein, under the terms and conditions thereof, and Borrower agreed to repay loans and advances made thereunder as set forth therein; and

WHEREAS, Borrower has defaulted and is in default under the Existing Defaults (as defined in Annex A hereto), as to certain of which Existing Defaults Lender gave written notice effective June 7, 2016 (the “Notice”), and which Existing Defaults remain unremedied; and

WHEREAS the Borrower has requested that Lender waive the Existing Defaults; and

WHEREAS the Lender is willing to grant such waiver subject to the terms and conditions contained herein, including, but not limited to, the payment of a fee of $500,000.00, which fee shall be added to, and form a part of, the outstanding principal amount due under the Credit Agreement and related instruments.

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lender and the Borrowers agree as follows:

1.            Defined Terms. Capitalized terms used in this Amendment shall have the same meanings given to them in the Credit Agreement, unless otherwise defined herein.

2.            Amendment to Credit Agreement. The Credit Agreement is hereby amended as follows:

2.1	Section 1.01 Definitions is hereby amended by deleting the definitions corresponding to the following definitions and substituting in their place the following definitions:

“Commitment Amount”: $6,500,000.

“Indebtedness”: as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of Property (other than payables incurred in the ordinary course of business), (ii)

indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) indebtedness arising under acceptance and letter of credit facilities and the amount available to be drawn under all letters of credit issued for the account of such Person, (v) all liabilities secured by any Lien on any Property owned by such Person (other than landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s or other like nonconsensual statutory Liens arising in the ordinary course of business with respect to obligations which are not past due), (vi) all guarantees or other liabilities with respect to any Indebtedness of any other Person and (vii) all lease obligations which are required to be capitalized under GAAP; provided that, only such leases that would constitute capital leases in accordance with GAAP as in effect on December 31, 2015 shall constitute Indebtedness hereunder.

“Maturity Date”: May 1, 2018, provided, at Borrower’s request, Lender has the option, in its sole discretion, to extend the Maturity Date until May 1, 2019.

2.2	Section 1.01 Definitions is hereby amended by inserting the following definitions thereto in proper alphabetical order as follows:

“Amendment”: shall mean that certain Amendment to Credit Agreement and Waiver, dated as of August 8, 2016 and effective as of the Amendment Effective Date, by and between Borrower and Lender.

“Amendment Effective Date”: shall mean the date on which the Amendment shall have become effective in accordance with its terms.

2.3	Section 2.01 Loan is hereby deleted and replaced with the following:

Subject to the terms and conditions of this Agreement, the Lender agrees to make a loan (the “Loan”) to the Borrower through an advance of $6,000,000 on the Effective Date of this Agreement and $500,000 (which on the Amendment Effective Date shall be immediately added to the Commitment Amount and the principal balance of the Note).

2.4	Section 3.01 (a) Prior to Maturity is hereby deleted and replaced with the following:

Except as otherwise provided in Section 3.01(b), prior to maturity, the outstanding principal balance of the Loan shall bear interest at the rate of

12.00% (or (A) on and after the Amendment Effective Date, 11.24%, or (B) on and after the date the Maturity Date is extended to May 1, 2019 in accordance with the definition thereof, 10.50%) per annum. Interest only on the Loan shall be payable monthly as follows: (i) 10.00% (or (A) on and after the Amendment Effective Date, 9.24%, or (B) on and after the date the Maturity Date is extended to May 1, 2019 in accordance with the definition thereof, 8.50%) annual interest, calculated on a monthly basis, which shall be payable in arrears on the last Business Day of each month (the “Base Monthly Interest”) plus (ii) 2% annual interest, calculated on a monthly basis, which shall accrue monthly and become due and payable on each anniversary of the Effective Date (the “Accrued Monthly Interest”).

2.5	Section 3.02 Fees is hereby amended to add the following sentence:

The Borrower shall pay on demand all reasonable legal fees, recording expenses and other reasonable and necessary disbursements of the Lender incident to the preparation, execution and delivery of any Amendment to this Agreement.

2.6	The following is hereby added to ARTICLE 6. AFFIRMATIVE COVENANTS:

Section 6.12 Agreement to Sell. Borrower shall enter into and provide to Lender a fully executed copy of a binding and (to Borrower’s knowledge) enforceable agreement to sell all or substantially all of its assets or equity interests through a merger or otherwise (as amended, restated or otherwise modified from time to time, the “Acquisition Agreement”) which such Acquisition Agreement is with FORM Holdings, Corp. (or an affiliate thereof) as the acquirer. In the event the transactions contemplated by the Acquisition Agreement fail to close by December 31, 2016 (a “Non-Sale Event”) or the Borrower otherwise breaches the covenants in Section 6.13 (together with the Non-Sale Event, the “Sale Related Defaults”), the Mistral Vehicles (as such term and other terms used in this Section but not defined shall have the meaning set forth in the Operating Agreement, as hereinafter defined) shall, without regard to any defenses of the Borrower or the Mistral Vehicles, pursuant to the attached letter agreement (the “Mistral Letter Agreement”), (a) take all Necessary Action to remove two of the Mistral Directors and to designate as two Mistral Directors, two Directors designated in writing by Lender, and (b) if the Mistral Vehicles fail to do so for any reason at such time or any time in the future, (x) irrevocably grant to, and constitute and appoint, the Lender with full power of substitution, his, her or its true and lawful proxy and attorney-in-fact, to vote, or to give written consent with respect to the designation and/or removal of two of the Mistral Directors in accordance with Section 3.02 of the Operating Agreement, and (y) take all other Necessary Action to enable the Lender to designate and/or remove two of the Mistral Directors. In addition, the Mistral Vehicles shall as a condition to the effectiveness of this Amendment, cause two of the Mistral Directors to tender their resignations to the Lender, which resignations will automatically and without any additional action on behalf of such directors become effective as of the date of the Sale Related Defaults (the “Mistral Director Resignations”), which the Mistral Vehicles agree may be tendered by the Lender at any time following the occurrence of a Sale Related Default regardless of any actions taken or not taken by the Borrower or the Mistral Vehicles. The failure to observe or perform the covenant set forth in Section 6.13, this Section 6.12 or the Mistral Letter Agreement shall constitute an Event of Default immediately and no cure period shall be permitted. Notwithstanding anything contained herein to the contrary, the provisions of this Section 6.12 shall cease to exist and become null and void after the closing of the transactions contemplated by the Acquisition Agreement occurs, if any.

Section 6.13 Clean Audit. No later than August 31, 2016, Borrower shall provide to Lender audited financial statements of the Borrower for the fiscal year ended December 31, 2015, reported on by the Accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied.

3.            Waiver of Existing Default. Upon the Amendment Effective Date, Lender hereby waives the Existing Defaults and agrees that the Loan shall no longer bear interest at the Default Rate (collectively, the “Waiver”).

4.            Extent of Waiver. The Waiver is limited to the matters addressed in Section 3 of this Amendment, the Waiver shall not constitute (a) a modification any of the terms, conditions or covenants of the Credit Agreement or any of the Loan Documents, all of which remain in full force and effect, (b) a waiver, release or limitation of the exercise by Lender of any of its rights and remedies thereunder, all of which are hereby expressly reserved, including but not limited to any Board Control Event, as defined in the Fourth Amended and Restated Limited Liability Company Operating Agreement of the Borrower dated as of April 17, 2015, as amended (the “Operating Agreement”) or (c) a waiver of any future defaults, if any. The Waiver shall not relieve or release the Borrower or any guarantor from any of its or their respective duties, obligations, covenants or agreements under the Credit Agreement, the Operating Agreement or any of the Loan Documents or from the consequences of any Events of Default thereunder, except as expressly described herein. The Waiver shall constitute a waiver of any other Events of Default or defaults, whether now existing or which may occur after the date of this Amendment.

5.            Lender Representations and Warranties. Lender hereby represents and warrants that, as of the date hereof, to Lender’s knowledge, the only defaults or Events of Default that have occurred and are continuing under the Loan Documents are the Existing

Defaults. Upon a cure by the Borrower of the Existing Defaults as contemplated by Section 6.13 of the Credit Agreement and the grant of the Waiver hereunder, there will be no default or Event of Default continuing under the Loan Documents as a result of the Existing Defaults and Lender waives any right to seek remedial action against the Borrower and its Subsidiaries with respect to the Existing Defaults.

6.            Assumption of Loan and Consent to Acquisition.

6.1	Subject to the closing of transactions in accordance with the Acquisition Agreement with FORM Holdings Corp. (“Form”), Lender consents to the assumption of the Loan by the wholly-owned subsidiary of Form which will be the surviving entity pursuant to the terms of the Acquisition Agreement (the “Subsidiary”) and consents to the assumption of the Note and other Loan Documents by the Subsidiary upon such terms and conditions to be set forth in the Loan Documents as approved by Lender. The Subsidiary shall maintain Lender’s first priority secured lien, subject to Permitted Liens, on all of its assets, including any proceeds from the sale thereof. Form shall execute and deliver a guaranty to Lender by which Form shall guaranty in full all of the obligations of the Subsidiary under the Note and the Loan Documents. Form shall provide a first priority secured lien, subject to Permitted Liens, on all of its assets (other than intellectual property),including any proceeds from the sale thereof as permitted by the guaranty; provided however, Form shall, so long as there is not an existing default or event of default and no such default or event of default shall arise by reason of any such sale, have the right to sell, lease or otherwise dispose of any of its assets as it deems necessary or in the event Form enters into a financing for the purpose of supporting its working capital needs or finances its accounts receivables by means of factoring such accounts or otherwise, if doing so would be beneficial to Form, as determined by the board of directors of Form in its sole discretion; provided further, Form shall not have the right (except in the ordinary course of business) to sell, lease or dispose of any assets owned by the Subsidiary without Lender’s prior written consent. Lender agrees to cooperate, at Form’s expense, with Form in providing any required releases, as determined by Form in its sole discretion. Notwithstanding anything to the contrary herein, neither the Subsidiary nor Form shall have any rights or interest in the Loan or the Loan Documents until such time as they have executed the assignment documents, the guaranty and any other loan documents required by Lender on the date of such closing.

6.2	Subject to and upon the satisfaction of the conditions precedent set forth in Section 7 below, Lender hereby (i) consents to (x) the acquisition of XpresSpa on the terms set forth in the Acquisition Agreement and the documents, agreements and instruments in the forms heretofore provided to Lender and executed and delivered in connection therewith (the foregoing, collectively, the “Acquisition Ancillary Documents” and together with the Acquisition Agreement, the “Acquisition Documents”), (y) the entry by Borrower and its Subsidiaries into all of the Acquisition

Documents to which such entities are party to and the performance by Borrower and its Subsidiaries of all actions and transactions in connection therewith, in each instance solely to the extent substantially consistent with or contemplated by the terms of the Acquisition Documents, (ii) waives any Events of Default which may occur on the date of the closing of the transactions contemplated by the Acquisition Agreement solely as a result of the consummation thereof and any rights that Lender may have under the Loan Documents or applicable law as a result of any such Events of Default and (iii) agrees that all actions taken by Borrower and its Subsidiaries in connection with the closing of the transactions contemplated by the Acquisition Agreement which contemplated by the terms of the Acquisition Documents are permitted under the Loan Documents. For the avoidance of doubt, subject to and upon the satisfaction of the conditions precedent set forth in Section 7 below, Lender hereby acknowledges and agrees that no default or Event or Default or mandatory prepayment or otherwise acceleration of the Obligations shall occur as a result of the closing of the transactions contemplated by the Acquisition Agreement.

6.3	Subject to and upon the satisfaction of the conditions precedent set forth in Section 7 below, Lender and Borrower hereby agree that, upon the closing of the transactions contemplated by the Acquisition Agreement in accordance therewith, (i) Lender shall no longer have a Conversion Right (as defined in the Amended and Restated Note) and the terms and conditions of the Amended and Restated Note related to the Conversion Right shall have no further force and effect and (ii) the Warrant shall automatically be exercised by the holder thereof immediately prior to such closing, on a cashless basis, and Borrower shall issue to such holder, without additional consideration, 300,000 Series B Preferred Units of the Borrower, all of which shall be fully paid and non-assessable, and all of Lender’s rights under the Warrant will terminate (in each of the foregoing subclauses (i) and (ii), without any further action by Lender, Borrower or Form).

7.            Amendment Effective Date. This Amendment shall become effective on the date (the “Amendment Effective Date”) that Lender shall have received each of the following, in form and substance satisfactory to the Lender:

(a)       One (1) .pdf copy of this Amendment executed by Borrower, the Subsidiary Guarantors and the Lender.

(b)       One (1) .pdf copy of the Amended and Restated Note in the principal amount of $6,500,000 executed by Borrower.

(c)       One (1) .pdf copy of the Mistral Letter Agreement executed by the Mistral Vehicles and Lender.

(d)       One (1) .pdf copy of the Mistral Director Resignations executed by two of the Mistral Directors.

From and after the Effective Date, all references to the Credit Agreement or other Loan Documents in the Credit Agreement or in any other Loan Document shall mean the Credit Agreement or any other Loan Documents, as the case may be, as amended by this Amendment.

8.           Accrued Default Interest.

8.1	Borrower and Lender hereby acknowledge and agree that the portion of the Base Monthly Interest payments on the Loan bearing interest at the Default Rate has accrued from June 1, 2016 through the Effective Date and is due and payable in an amount equal to $68,000.00 (such amount, the “Accrued Default Interest”).

8.2	Notwithstanding anything in the Loan Documents to the contrary, on or before the date that is three (3) Business Days following the Amendment Effective Date (or such later date as is consented to by Lender in its sole discretion), the Borrower shall pay (or cause to be paid) to Lender the Accrued Default Interest.

9.           No Defenses. The Borrower acknowledges that its obligations to the Lender pursuant to the Credit Agreement, as amended herein, are due and owing by the Borrower to the Lender without any defenses, set-offs, recoupments, claims or counterclaims of any kind as of the date hereof. To the extent that any defenses, set-offs, recoupments, claims or counterclaims may exist as of the date hereof, the Borrower waives and releases the Lender from the same.

10.         Reaffirmation and Affirmation of Representations. The Borrower hereby agrees with, affirms, reaffirms and acknowledges the representations and warranties contained in the Loan Documents. The Borrower represents that the representations and warranties contained in the Loan Documents are true and in full force and effect and continue to be true and in full force and effect.

11.         Ratification of Unchanged Terms. The Borrower affirms, ratifies and reaffirms all terms, covenants, conditions and agreements contained in the Loan Documents, in each case as amended and modified by this Amendment. All terms and conditions of the Credit Agreement and Loan Documents not amended or modified by this Amendment, and any and all Exhibits annexed thereto and all other writings submitted by the Borrowers to the Lender pursuant thereto, and all Liens granted thereunder, shall remain unchanged and in full force and effect, in each case except as amended by this Amendment.

12.         No Waiver. This Amendment shall not constitute a waiver or modification of any of the Lender’s rights and remedies or of any of the terms, conditions, warranties, representations, or covenants contained in the Loan Documents, except as specifically set forth above, and the Lender hereby reserves all of its rights and remedies pursuant to the Loan Documents and applicable law.

13.         Authorization. This Amendment has been approved by proper corporate authorization and resolution of the Borrower.

14.         Counterparts. This Amendment may be executed in several counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute one agreement. Any signature delivered by a party by facsimile transmission or by email in “PDF” or similar format shall be deemed to be an original signature hereto.

15.         Governing Law. This Amendment is governed by and is to be construed and enforced in accordance with the laws of the State of New York (without regard to the conflicts of law rules of New York).

[No further text on this page; signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this First Amendment to Credit Agreement as of the date first above written.

XPRESSPA HOLDINGS, LLC

By:	/s/ Mohammad M. Ali
Name:	Mohammad M. Ali
Title:	SVP Finance, Controller & Treasurer

ROCKMORE INVESTMENT MASTER FUND LTD.

By:	/s/ Bruce Bernstein
Name:	Bruce Bernstein
Title:	Managing Partner

AGREED AND ACCEPTED:

Spa Products Import & Distribution Co., LLC
Spa Products Wholesaling, LLC
XpresSpa at Term. 4 JFK, LLC
XpresSpa DFW Kiosk, LLC
XpresSpa Franchising, LLC
XpresSpa Houston Intercontinental, LLC
XpresSpa JFK Terminal 1, LLC
XpresSpa JFK Terminal 5, LLC
XpresSpa JFK Terminal 7, LLC
XpresSpa JFK Terminal 8, LLC
XpresSpa John Wayne Airport, LLC
XpresSpa LaGuardia Terminal B, LLC
XpresSpa Las Vegas Airport, LLC
XpresSpa LAX Airport, LLC
XpresSpa Mobile Services, LLC
XpresSpa MSP Airport, LLC
XpresSpa Online Shopping, LLC
XpresSpa Orlando, LLC
XpresSpa Philadelphia Airport, LLC
XpresSpa Pittsburgh A, LLC
XpresSpa Raleigh-Durham Intl, LLC
XpresSpa S.F. International, LLC
XpresSpa Salt Lake City, LLC
XpresSpa Washington Dulles, LLC
XpresSpa Washington Reagan, LLC
XpresSpa Houston Hobby, LLC

By:	/s/ Mohammad M. Ali
Name:	Mohammad M. Ali
Title:	SVP Finance, Controller & Treasurer

Annex A

Existing Defaults

The Credit Parties have defaulted and are in Default under or have failed to comply with, as applicable:

1.	Section 6.01(a) of the Credit Agreement due to the failure to provide the audited financial statements for the fiscal year ended December 31, 2015 required thereby within 120 days of the last day of such fiscal year ended, which constitutes an Event of Default under Section 8.01(d) of the Credit Agreement.

2.	Sections 6.01(b) and (c) of the Credit Agreement due to the failure to provide the following items with their monthly and quarterly financial statements as required thereby: (i) consolidating balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries for the applicable fiscal periods then ended, (ii) financial information for then elapsed portion of the fiscal year and (iii) comparisons to the corresponding fiscal period for the prior fiscal year. The foregoing constitutes an Event of Default under 8.01(d) of the Credit Agreement.

3.	Section 6.01(d)(iii) of the Credit Agreement, commencing with the delivery of the unaudited financial statements delivered for the fiscal month ended May 31, 2016 and Compliance Certificate in connection therewith, due to the failure to provide a Compliance Certificate with (i) a statement that a change in the application of GAAP has occurred in connection with the preparation of the unaudited financial statements required by Sections 6.01(b) and (c) of the Credit Agreement, which such change is limited to the inclusion of a new line item for “Restricted Cash” on the balance sheet of the Borrower and its Subsidiaries for the applicable fiscal periods then ended, and (ii) information specifying the effect of such change on the financial statements accompanying such certificate. The foregoing constitutes an Event of Default under 8.01(d) of the Credit Agreement.

4.	Section 8.01(f) of the Credit Agreement, which constitutes an Event of Default, due to the existence of an event of default under Section 9.1(n) of that certain Business Loan and Security Agreement, by and among American Express Bank, FSB and certain of the Borrower’s Subsidiaries, dated as of April 14, 2016 (the “AmEx Loan Agreement), which such event of default under the AmEx Loan Agreement (the “AmEx Loan Agreement Default”) arose solely due to the existence of defaults under the Credit Agreement.

5.	Section 6.01(e) of the Credit Agreement due to the failure to provide notice of the AmEx Loan Agreement Default as required thereby, which constitutes an Event of Default under Section 8.01(d) of the Credit Agreement.

6.	Section 3.01 of the Credit Agreement due to the failure to pay the portion of the Base Monthly Interest payments bearing interest at the Default Rate, which constitutes an Event of Default under Section 8.01(b) of the Credit Agreement.

7.	the Subsidiary Guarantee due to the existence of the foregoing Defaults and Events of Defaults, which constitutes an Event of Default under the Subsidiary Guarantee.

8.	Section 6.01(i) of the Credit Agreement due to the failure to provide notice of each of the aforementioned Defaults or Events of Default in accordance with the requirements set forth therein, each of which constitutes an Event of Default under Section 8.01(d) of the Credit Agreement.

The foregoing Defaults and Events of Defaults listed in items 1-8 of this Annex A shall be collectively referred to as the “Existing Defaults.”